Exhibit 3.483

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “TWC WIRELESS LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-THIRD DAY OF AUGUST, A.D. 2005, AT 4:12 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “TWC WIRELESS LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

4019697 8100H	Authentication: 202957449
SR# 20165704267	Date: 09-08-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:36 PM 08/23/2005 FILED 04:12 PM 08/23/2005 SRV 050695370 - 4019697 FILE

CERTIFICATE OF FORMATION

OF

TWC WIRELESS LLC

This Certificate of Formation of TWC Wireless LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is TWC Wireless LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 23rd day of August, 2005.

Time Warner Entertainment Company, L.P., Sole Member,

By:	/s/ David A. Christman
David A. Christman,
Vice President & Asst. Secretary